Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-3 of Urban Tea, Inc. of our report dated October 30, 2020 relating to the consolidated financial statements and schedule of Urban Tea, Inc. as of June 30, 2020, 2019 and 2018, and for each of the years in the three-year period ended June 30, 2020, which appears in scuch Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Centurion ZD CPA & Co.
Certified Public Accountants
Hong Kong, August 2, 2021